Exhibit 99.1

Secured Digital Applications, Inc. Preannounces Revenue and Earnings Estimates for Third Quarter 2004

    NEW YORK--(BUSINESS WIRE)--Oct. 7, 2004--Secured Digital Applications, Inc. (OTCBB:SDGL) www.digitalapps.net today announced that it anticipates revenue for the three months ended September 30, 2004 to be approximately $5 million, 17% higher than the corresponding period ended September 30, 2003. This would be the second consecutive quarter that the company is expected to achieve revenue in excess of $5 million. Total revenue for the nine months ended September 30, 2004 is estimated to reach $14.6 million, 25% higher than the corresponding period in 2003.
    The Company also estimates its gross profit to be approximately $525,000 for the three months ended September 30, 2004, compared to a gross profit of $668,000 for the three months ended September 30, 2003. Gross profit for the nine months ended September 30, 2004 is estimated to be approximately $1.5 million, about 10% higher than the corresponding period in 2003.
    Secured Digital anticipates net income of approximately $104,000 and $448,000 for the three and nine months ended September 30, 2004; compared to a net income of $413,000 and $693,000, respectively, for the three and nine months ended September 30, 2003. The Company expects an increase in administrative expenses for the three months ended September 30, 2004 as a result of higher consulting and professional charges relating to the Company's expansion activities.
    The information contained herein does not include the financial results of the Gallant IT group of companies, a 56% controlling interest in which were acquired by the Company on September 29, 2004. Secured Digital cautions that its anticipated results are preliminary, based on the best information currently available to it, and are subject to customary quarter-end review and adjustments.

    About Secured Digital Applications:

    Secured Digital Applications, Inc. (formerly known as Digital Broadband Networks, Inc.) and its subsidiaries (the "Group") are involved in the development, integration and provision of secured shipping and supply chain management service, sale of biometrics security systems, development of Web based interactive multimedia content. The Group is also involved in systems integration, servicing of computers, sale of the EyStar SmartHome Console, broadband modems, IP cameras, Apple computers and peripherals. For more information, please visit www.digitalapps.net, www.eystar.com and www.gallant-it.com.my.

    Safe Harbor Statement:

    Information contained herein contains forward-looking statements and information that are based upon beliefs of, and information currently available to, management, as well as estimates and assumptions made by management. Forward-looking statements can be identified by the use of forward-looking terminology such as "believes", "expects", "is expected", "intends", "may", "will", "should", "anticipates", "plans" or the negative thereof. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause actual results to vary materially from historical results or from any future results expressed or implied in such forward-looking statements. Secured Digital Applications, Inc. does not undertake to update, revise or correct any forward-looking statements. Investors are cautioned that current results are not necessarily indicative of future results, and actual results may differ from projected amounts. For more complete information concerning factors which could affect the Company's results, reference is made to the Company's registration statements, reports and other documents filed with the Securities and Exchange Commission. Investors should carefully consider the preceding information before making an investment in the common stock of the Company.
    L.G. Zangani, LLC provides financial public relations service to the Company, As such L.G. Zangani, LLC and/or its officers, agents and employees, receives remuneration for public relations and or other services in the form of moneys, capital stock in the Company, warrants or options to purchase capital in the Company.

    CONTACT: Secured Digital Applications, Inc.
             Valerie Looi, 011 (603) 7955 4582
             valerie.looi@digitalapps.net
              or
             LG Zangani LLC
             Leonardo Zangani, 908-788-9660
             leonardo@zangani.com